Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
865 South Figueroa Street
Suite 3400
Los Angeles, CA 90017
www.cbre.com

For Immediate Release

Contact: Shelley Young, Investor Relations, 212-984-8359

CB Richard Ellis Group to Redeem High-Interest Debt

Using Net Proceeds of Initial Public Offering and Strong Cash Flow

LOS ANGELES, July 6, 2004 – CB Richard Ellis Group, Inc. (NYSE:CBG) announced today that it will use the net proceeds from its initial public offering, completed on June 15, 2004, as well as internally generated cash flow to pay down a portion of its high-interest debt, including $70.0 million in aggregate principal amount of its 9 3/4% senior notes due 2010 and $38.3 million of its outstanding 16% senior notes due 2011.  The Company has also completed a prepayment of $15.0 million in principal amount of the term loan under its Amended and Restated Credit Agreement and has paid down $21.6 million of its 11 1/4 % senior subordinated notes due 2011.  In total, the Company has redeemed, or will redeem by July 20, 2004, a total of $144.9 million of debt.

On June 10, 2004 CB Richard Ellis Group raised approximately $138 million of net proceeds in an initial public offering of Class A Common Shares.  The offering totaled 24.0 million shares at a price of $19.00 per share, with 7.7 million shares offered by the Company and 16.3 million shares offered by selling stockholders.  At the time of the offering, the Company said it would use the net proceeds to decrease its leverage and redeem a portion of its high interest debt.

Ray Wirta, Chief Executive Officer of CB Richard Ellis Group commented, “The net proceeds from the initial public offering as well as the cash generated by our diversified real estate services platform has provided us with the necessary capital to strengthen our balance sheet and achieve a significant ongoing reduction in interest expense of approximately $14 million.  The Company’s intention is to continue to pay down debt with cash flow generated from operations.”

Mr. Wirta continued, “With the pay down of debt, we have greatly improved the company’s leverage and interest coverage ratios.”

About CB Richard Ellis
Headquartered in Los Angeles, CB Richard Ellis (NYSE: CBG) is the world’s leading commercial real estate services firm (in terms of 2003 revenue). The company serves real estate owners, investors and occupiers by offering strategic advice and execution for property leasing and sales; property, facilities and project management; corporate services; debt and equity financing; investment management; valuation and appraisal; research and investment strategy; and consulting.  Including partners and affiliates, CB Richard Ellis has more than 300 offices across 50 countries around the world.  Please visit our Web site at www.cbre.com.

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The foregoing release contains forward-looking statements regarding debt reductions, future cash flow and uses of future cash flow.  Such forward-looking statements reflect current analysis of existing information.

Caution must be exercised in relying on forwarding-looking statements.   Due to known and unknown risks, CB Richard Ellis Group’s actual results may differ materially from its expectations or projections.  Factors potentially contributing to such differences include, among others:

•         Changes in general economic and business conditions;

•         Competition;

•         Future acquisitions;

•         Changes in financial markets; and

•         Co-investment and joint venture activities.

Additional information concerning factors that may influence CB Richard Ellis Group’s cash flow and uses of cash flow can be found in its press releases as well as its periodic filings with the Securities and Exchange Commission.  In this regard, risk factors are specifically discussed under the headings “Risks Related to Our Business” and “Forward-Looking Statements” in CB Richard Ellis Group’s Form 10-K/A for the year ended December 31, 2003, filed June 28, 2004.  Such filings are available publicly and may be obtained off the company’s website at www.cbre.com or upon request from CB Richard Ellis Investor Relations Department (212•984•8359).  CB Richard Ellis Group, Inc. disclaims any intent or obligation to update its forward-looking statements.